                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                  -----------------------------
                                                          OMB APPROVAL
                                                  -----------------------------
                                                  OMB Number:  3235-0145
                                                  Expires:   October 31, 2002
                                                  Estimated average burden
                                                  hours per response..14.90
                                                  -----------------------------


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                                NET2PHONE, INC.
             -------------------------------------------------------
                                (Name of Issuer)




                    Common Stock, par value $.01 per share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                  64108N 10 6
               ---------------------------------------------------
                                 (CUSIP Number)





                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                               Page 1 of 17 pages


 ----------------------                                   ----------------------
 CUSIP No. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               4,022,920
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              -0-

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              4,022,920
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,022,920
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.3%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------

                               Page 2 of 17 pages


 ----------------------                                   ----------------------
 CUSIP No. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund L.P. ("STAF")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               77,080
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              -0-

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              77,080
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           77,080
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------

                               Page 3 of 17 pages


 ----------------------                                   ----------------------
 CUSIP No. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           STV IV LLC
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               4,100,000
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              -0-

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              4,100,000
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,100,000
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 --------- ---------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
 -------------------------------------------------------------------------------

                               Page 4 of 17 pages


 ----------------------                                   ----------------------
 CUSIP No. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Gary E. Rieschel
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,100,000

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              0 Shares
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              4,100,000
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,100,000
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 --------- ---------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 5 of 17 pages


 ----------------------                                   ----------------------
 CUSIP No. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Charles E. Lax
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,100,000

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              0 Shares
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              4,100,000
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,100,000
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 --------- ---------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 6 of 17 pages


 ----------------------                                   ----------------------
 CUSIP No. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Bradley A. Feld
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,100,000

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              0 Shares
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              4,100,000
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,100,000
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 --------- ---------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 7 of 17 pages


 ----------------------                                   ----------------------
 CUSIP NO. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Matthew A. Ocko
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,100,000

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              0 Shares
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              4,100,000
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,100,000
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 --------- ---------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 8 of 17 pages


 ----------------------                                   ----------------------
 CUSIP NO. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           E. Scott Russell
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,100,000

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              0 Shares
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              4,100,000
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,100,000
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 --------- ---------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 9 of 17 pages


 ----------------------                                   ----------------------
 CUSIP NO. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           D. Rex Golding
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,100,000

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              0 Shares
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              4,100,000
 ------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,100,000
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 --------- ---------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 10 of 17 pages


 ----------------------                                   ----------------------
 CUSIP NO. 64108N 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           J. Heidi Roizen
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) [X]
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0 Shares
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,100,000

          EACH            ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
        REPORTING
                              0 Shares
         PERSON           ------------------------------------------------------

          WITH:           8   SHARED DISPOSITIVE POWER

                              4,100,000
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,100,000
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 --------- ---------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.6%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------

                               Page 11 of 17 pages

ITEM 1.
           (a)    NAME OF ISSUER: Net2Phone, Inc.
           (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  171 Main Street, Hackensack, NJ 07601

ITEM 2.
           (a)    NAME OF PERSON FILING:

                  SOFTBANK Technology Ventures IV L.P. ("SBTV IV") SOFTBANK Technology Advisors Fund L.P. ("STAF")
                  STV IV LLC
                  Gary E. Rieschel ("GER")
                  Charles E. Lax ("CEL")
                  Bradley A. Feld ("BAF")
                  Matthew A. Ocko ("MAO")
                  E. Scott Russell ("ESR")
                  D. Rex Golding ("DRG")
                  J. Heidi Roizen ("JHR")

           (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  200 West Evelyn Avenue, Suite 200
                  Mountain View, CA 94043

           (c)    CITIZENSHIP:

                  Entities:       SBTV IV        -      Delaware
                                  STAF           -      Delaware
                                  STV IV LLC     -      Delaware

                  Individuals:    GER            -      United States
                                  CEL            -      United States
                                  BAF            -      United States
                                  MAO            -      United States
                                  ESR            -      United States
                                  DRG            -      United States
                                  JHR            -      United States

           (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $.01 per share
           (e)    CUSIP NUMBER: 64108N 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:



           (a) [ ]  Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);
           (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
           (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
           (d) [ ]  An investment company registered under section 8 of the Investment Company Act of 1940
                    (15 U.S.C. 80a-8);
           (e) [ ]  An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
           (f) [ ]  An employee benefit plan or endowment fund in accordance with Section
                    240.13d-1(b)(1)(ii)(F);
           (g) [ ]  A parent holding company or control person in accordance with Section
                    240.13d-1(b)(ii)(G);
           (h) [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
                    (12 U.S.C. 1813);
           (i) [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3);
           (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


                               Page 12 of 17 pages

ITEM 4  OWNERSHIP.




--------------------------------------------------------------------------------------------------------------------------

                                         SBTV IV             STAF           STV IV LLC         Rieschel            Lax
--------------------------------------------------------------------------------------------------------------------------

(a) Beneficial Ownership                 4,022,920            77,080         4,100,000         4,100,000         4,100,000
--------------------------------------------------------------------------------------------------------------------------


(b) Percentage of Class                       14.3%              0.3%             14.6%             14.6%             14.6%
--------------------------------------------------------------------------------------------------------------------------


(c) Sole Voting Power                    4,022,920            77,080         4,100,000               -0-               -0-
--------------------------------------------------------------------------------------------------------------------------


Shared Voting Power                             -0-               -0-               -0-        4,100,000         4,100,000
--------------------------------------------------------------------------------------------------------------------------


Sole Dispositive Power                   4,022,920            77,080         4,100,000               -0-               -0-
--------------------------------------------------------------------------------------------------------------------------


Shared Dispositive Power                        -0-               -0-               -0-        4,100,000         4,100,000
--------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------------------

                                           Feld              Ocka            Russell           Golding            Roizen
--------------------------------------------------------------------------------------------------------------------------

(a) Beneficial Ownership                 4,100,000         4,100,000         4,100,000         4,100,000         4,100,000
--------------------------------------------------------------------------------------------------------------------------


(b) Percentage of Class                       14.6%             14.6%             14.6%             14.6%             14.6%
--------------------------------------------------------------------------------------------------------------------------


(c) Sole Voting Power                          -0-               -0-               -0-               -0-               -0-
--------------------------------------------------------------------------------------------------------------------------


Shared Voting Power                      4,100,000         4,100,000         4,100,000         4,100,000         4,100,000
--------------------------------------------------------------------------------------------------------------------------


Sole Dispositive Power                         -0-               -0-               -0-               -0-               -0-
----------------------------------------- --------------------------------------------------------------------------------


Shared Dispositive Power                 4,100,000         4,100,000         4,100,000         4,100,000         4,100,000
--------------------------------------------------------------------------------------------------------------------------


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

Not applicable.

                               Page 13 of 17 pages

ITEM 10.    CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


        Date:  February 12, 2001



        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            --------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            --------------------------------------------
                Managing Member


        SBTV IV LLC

        By: /s/ Gary E. Rieschel
            --------------------------------------------
                Managing Member


           /s/ Gary E. Rieschel
        -----------------------------------------------
               Gary E. Rieschel


           /s/ Charles E. Lax
        -----------------------------------------------
               Charles E. Lax


           /s/ Bradley A. Feld
        -----------------------------------------------
               Bradley A. Feld


           /s/ Matthew A. Ocko
        -----------------------------------------------
               Matthew A. Ocko




                               Page 14 of 17 pages

           /s/ E. Scott Russell
        -----------------------------------------------
               E. Scott Russell



           /s/ D. Rex Golding
        -----------------------------------------------
               D. Rex Golding


           /s/ J. Heidi Roizen
        -----------------------------------------------
               J. Heidi Roizen


                               Page 15 of 17 pages

                                   Exhibit A
                            AGREEMENT OF JOINT FILING

               We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

        Date:  February 12, 2000

        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ----------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            ----------------------------------------
                Managing Member


        SBTV IV LLC

        By: /s/ Gary E. Rieschel
            ----------------------------------------
                Managing Member


           /s/ Gary E. Rieschel
        -------------------------------------------
               Gary E. Rieschel


           /s/ Charles E. Lax
        -------------------------------------------
               Charles E. Lax


           /s/ Bradley A. Feld
        -------------------------------------------
               Bradley A. Feld


           /s/ Matthew A. Ocko
        -------------------------------------------
               Matthew A. Ocko


           /s/ E. Scott Russell
        -------------------------------------------
               E. Scott Russell



                               Page 16 of 17 pages

           /s/ D. Rex Golding
        -------------------------------------------
               D. Rex Golding


           /s/ J. Heidi Roizen
        -------------------------------------------
               J. Heidi Roizen


                               Page 17 of 17 pages